Exhibit 24(b)(8.56)

Second Amendment to the Service Agreement

         This Second Amendment, dated as of 15th day of December, 2011, by and among ING Life Insurance and Annuity Company (“ING Life”), ING Financial Advisers, LLC (“ING Financial”), ING Institutional Plan Services, LLC (“ING Institutional”) (collectively with ING Life, ING Institutional and ING Financial, “Service Provider”), Dodge & Cox, a California corporation (“Dodge & Cox”) and Boston Financial Data Services, Inc. , a Massachusetts corporation (“Transfer Agent”) is made to the and Service Agreement dated as of August 1, 2002 (the “Agreement”) as amended on July 29, 2005.  Terms defined in the Agreement are used herein as therein defined.

            WHEREAS, ING Life is an insurance company that issues annuity contracts to, and/or provides various recordkeeping and other administrative services to, certain plans under Sections 401, 403(b), 457 or 408 of the Internal Revenue Code of 1986, as amended (“Tax Code”), certain nonqualified deferred compensation arrangements, and custodial accounts under Section 403(b)(7) or 408 of the Tax Code (collectively, “Plans”); and

WHEREAS, ING Institutional is a limited liability company that provides various recordkeeping and other administrative services to certain Plans;

            WHEREAS, such Plans may invest in the Funds directly, or alternatively, certain of such Plans may invest in the Funds indirectly through annuity contracts and funding agreements issued by ING Life (the “Contracts”); and

            WHEREAS, ING Life has established and may establish in the future separate accounts for all of its annuity contracts and funding agreements (the “Separate Accounts”) to serve as an investment vehicle for the Contracts; and

            WHEREAS, ING Life will provide various administrative and shareholder services in connection with the investment by the Plans in the Funds or in the Contracts, and ING Institutional will provide various administrative and shareholder services in connection with the investment by the Plans in the Funds; and

            WHEREAS, ING Financial will distribute to Plans shares of the Funds or units of the Separate Accounts that may in turn invest in the Funds; and

            WHEREAS, the parties wish to add ING Institutional to the Agreement;

            NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

1.      ING Institutional is hereby added to the Agreement as an additional recordkeeper, and all references in the Agreement relating to Service Provider in the Agreement are hereby amended to refer to ING Life, ING Financial and ING Institutional.

2.      The first sentence of the second paragraph on page of 1 of the Agreement is hereby amended to read as follows:

Service Provider provides certain administrative services which may include, but are not limited to the following:

•         recordkeeping, reporting and processing services

•         purchase, redemption and exchange of Fund shares

•         crediting of Fund distributions

•            maintenance of Participants’ Fund information such as share balance(s), dividend information and transaction history

•         sending of confirmations, statements, prospectuses and other materials as may be required by applicable law or regulation

•         tax reporting to participants

•         employee communication/education

                        the "Administrative Services") to one or more employee benefit plans established pursuant to Section 401, 403(b) or 457 of the Internal Revenue Code of 1986, as amended ("Code"), custodial accounts under Section 403(b)(7) or 408 of the Code, and certain nonqualified deferred compensation arrangements (collectively, the "Plan(s)").

            3.         The last paragraph on the bottom of page 1 of the Agreement is hereby deleted in its entirety and replaced with the following:

                        2.         Omnibus Account.

Service Provider and Dodge & Cox agree that, with respect to each Fund, up to three omnibus accounts, each held in the name of the appropriately designated Nominee, may be maintained (the “Account” or collectively, the “Accounts”).  One Account may be maintained in connection with Plans for which ING Life provides various recordkeeping and other administrative services, and a second Account may be maintained in connection with Plans for which ING Institutional provides various recordkeeping and other administrative services.  Alternatively, one Account may be maintained in connection with Plans for which both ING Life and ING Institutional provides such recordkeeping and administrative services.  A third Account held in the name of ING Life shall be maintained for those Plan assets directed for investment in the Fund through the Contracts.  ING Institutional, as service agent for Plans, or ING Life, as service agent for Plans or issuer of the Contracts, shall facilitate the purchase and redemption of shares of the Funds (“Shares”) with respect to the Accounts in accordance with the Agreement.

            4.         The last two sentences of Section 5 of the Agreement are hereby deleted in their entirety.

5.         Sections 10(a) through (c) of the Agreement are hereby deleted in their entirety and replaced with the following:

“(a)      In consideration of Service Provider’s performance of its obligations hereunder, Dodge & Cox agrees to pay Service Provider, out of Dodge & Cox’s own resources, the fees described in Schedule C attached hereto (the “Administrative Fees”).  Payment is subject to receipt of a quarterly statement from Service Provider in the form as agreed between the parties.

(b)        The parties agree that the Administrative Fees are for Administrative Services only and do not constitute payment in any manner for investment advisory or distribution services.  The parties agree that only employee benefit defined contribution plans will be included in the calculation of Administrative Fees.

(c)        The Administrative Fees will be calculated at the end of each calendar quarter, in accordance with Schedule C and Dodge & Cox will make payment thereof to the Service Provider within 30 days after the end of each calendar quarter.  Within 10 days after the end of each calendar quarter, Service Provider shall furnish to Dodge & Cox the statement described in Section 10(a).  At Dodge & Cox’s request, Service Provider shall provide within 15 days, a bank or custody statement or other written report prepared by a third

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party as may be acceptable to Dodge & Cox showing the number of Shares of each Fund held in any omnibus account for the benefit of the employee benefit plans (except employee defined benefit plans) established pursuant to Section 401, 403(b) or 457 of the Code, custodial accounts under Section 403(b)(7) of the Code, and certain nonqualified deferred compensation arrangements to which the Service Provider provides certain administrative services.

(d)        Notwithstanding the foregoing, no fee shall be paid to a Service Provider hereunder if such Service Provider or any other party is already receiving payment for similar administrative services with respect to the same Plan assets.  Service Provider acknowledges and agrees that, Accounts in which both ING Life and ING Institutional are providing recordkeeping and administrative services, are entitled to one Administration Fee as specified in Schedule C which shall be paid to either ING Life or ING Institutional, as directed by Service Provider, and Service Provider shall be responsible for determining and paying the appropriate portion of such fee to the other party.”

6.         Section 15(b) of the Agreement is hereby amended by the addition of the following subclauses:

(v) ING Institutional (1) is a limited liability company organized under the laws of the State of Delaware, (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal and state laws, (4) is duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required, and will maintain such license or authorization in effect at all times during the term of this Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to it terms; and

(vi) ING Institutional is authorized under the Plans to (1) provide recordkeeping and other administrative services to the Plans and (2) facilitate transactions in the Funds through the Accounts.

7.         Section 13 of the Agreement is hereby deleted in its entirety and replaced with the following:

13.    Notices.  All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, facsimile, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following address, or at such other addresses as may be designated by notice from such party to all other parties.

To Service Provider:

                                    Jacqueline Salamon

                                    ING Americas Legal Services

                                    One Orange Way, C1S

                                    Windsor, CT  06095

                                    Fax: 860-580-4934

                                    E-Mail:  jacqueline.salamon@us.ing.com

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            To Dodge & Cox or any Fund:

                                                Dodge & Cox

                                                555 California St, 40th Floor

                                                San Francisco, CA 94104

                                                Phone:  (415) 273-7650

                                                Fax:      (415) 986-0270

                                                E-Mail:  contracts@dodgeandcox.com

                                                Attn:  Contract Administration

            To Transfer Agent:

                                                Boston Financial Data Services Inc.

                                                Two Heritage Drive

                                                Quincy, MA 02171

                                                Phone:  (617) 483-3301

                                                Fax:      (617) 483-2506

                                                Attn:  Carol Gilmartin

Any notice, demand or other communication given in a manner prescribed in this Section 13 shall be deemed given immediately when delivered personally, three (5) business days after the date of certified mailing, and one (1) business day after delivery by overnight courier service.

            8.     The following Fund is hereby added to Schedule A:

                                                                                    TICKER SYMBOL                CUSIP

                    Dodge & Cox Global Stock Fund             DODWX                                  256206202

            9.     The first paragraph of Schedule C is hereby deleted and replaced with the following:

                    “x.xx% per annum on each of the Dodge & Cox Stock Fund, Dodge & Cox Global Stock Fund, Dodge & Cox International Stock Fund and Dodge & Cox Balanced Fund, and x.xx% per annum on the Dodge & Cox Income Fund, calculated by taking one quarter of the per annum rate multiplied by the average o the three month end net asset values held by Plans that are employee benefit plans (except for employee defined benefit plans) established pursuant to Section 401, 403(b) or 457 of the Code, custodial accounts under Section 403(b)(7) of the Code, and certain nonqualified deferred compensation arrangements during each quarter.”

            10.  Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

11.   This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment.

[signature page follows]

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

ING LIFE INSURANCE AND ANNUITY COMPANY By: /s/ Michelle Sheiowitz Name: Michelle Sheiowitz Title: Vice President	DODGE & COX By: /s/ Kenneth E. Olivier Name: Kenneth E. Olivier Title: Chief Executive Officer
ING FINANCIAL ADVISERS, LLC By: /s/ David Kelsey Name: David Kelsey Title: COO/VP	boston financial data services inc. By: /s/ Linda A. Falvey Name: Linda A. Falvey Title: Vice President

ing institutional plan services, llc By: /s/ Michelle Sheiowitz Name: Michelle Sheiowitz Title: Vice President

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